EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustees of Defined Asset Funds Equity Investor Fund,
Select Ten Portfolio 1997 International Series 3, United Kingdom, Hong Kong and Japan Portfolios:

We consent to the use in this Registration Statement No. 333-28351 of our report dated July 25, 1997, relating to the Statements of Condition of Defined Asset Funds Equity Investor Fund, Select Ten Portfolio 1997 International Series 3, United Kingdom, Hong Kong and Japan Portfolios and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
July 25, 1997